Exhibit 99.1

HF Foods Reports Full Year 2025 and Fourth Quarter Results

Net Revenue increased 2.2% to $1,228.3 million for the Full Year 2025
GAAP Net Loss decreased 18.3% to $39.3 million for the Full Year 2025
Adjusted Net Income increased 20.9% to $16.9 million for the Full Year 2025
Adjusted EBITDA increased 6.9% to $ $45.0 million for Full Year 2025
Las Vegas, NV – March 16, 2026 – HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods” or the “Company”), a leading distributor of international foodservice solutions to Asian restaurants and other businesses across the United States, today announced results for the fourth quarter and year ended December 31, 2025.
Full Year and Fourth Quarter 2025 Financial Results

(In thousands, except per share amounts)	Year Ended December 31, 2025	Change over Prior Year	Three Months Ended December 31, 2025	Change over Prior Year

GAAP Measures
Net revenue	$1,228,282	$26,615	$308,023	$2,741
Gross profit	$207,576	$2,382	$51,076	$(1,079)
Net loss	$(39,311)	$8,791	$(37,417)	$6,524
Loss per share	$(0.73)	$0.19	$(0.70)	$0.13

Non-GAAP Measures
Adjusted EBITDA(1)	$44,955	$2,914	$9,589	$(4,884)
Adjusted net income(2)	$16,887	$2,919	$2,683	$(3,379)
Adjusted earnings per share(2)	$0.32	$0.06	$0.05	$(0.06)
________________
(1)    Adjusted EBITDA is defined as net loss before interest expense, interest income, income taxes and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses.
(2)    Adjusted net income and adjusted earnings per share are based on net income attributable to HF Foods Group Inc.

Management Commentary

"In 2025, we made meaningful progress on our comprehensive transformation plan, delivering solid sales and Adjusted EBITDA growth even as the broader foodservice industry faced headwinds," said Felix Lin, President and Chief Executive Officer of HF Foods. "Throughout the year we achieved significant operational milestones including consolidating our call centers operations, completing our full ERP implementation, and advancing key facility initiatives in Atlanta, Charlotte, and Chicago that will unlock substantial cross-selling opportunities in high-growth markets. We remain focused on driving operational efficiency, capturing organic growth through network optimization and cross-selling, and selectively pursuing M&A opportunities that strengthen our unmatched competitive position as a leading distributor in the growing Asian specialty food category. With our transformation foundation now largely in place, we are excited about the opportunity ahead of us, and confident in our ability to deliver long-term value for our shareholders."

Full Year 2025 Results
Net revenue was $1.23 billion for the full year 2025 compared to $1.20 billion in the prior year, an increase of $26.6 million, or 2.2%. The increase was primarily attributable to volume growth and pricing improvement in Seafood and Meat & Poultry and volume growth in Commodity, partially offset by volume decreases within other categories.
Gross profit was $207.6 million, a slight increase compared to $205.2 million in the prior year. The gross profit increase was attributable to increased net revenue partially offset by increased costs. Gross profit margin slightly decreased to 16.9% compared to 17.1% in the prior year period.
Distribution, selling and administrative expenses increased by $3.7 million, or 1.9%, in 2025, compared to the prior year mainly due to an increases in depreciation, occupancy, auto & truck, insurance, and non-recurring transformation expenses, partially offset by a decrease in professional fees. Distribution, selling and administrative expenses as a percentage of net revenue remained relatively consistent at 16.4% in 2025 compared to 16.5% in the prior year.
Net loss improved to $39.3 million compared to net loss of $48.1 million in the prior year. The improvement was primarily driven by a $6.1 million improvement in loss from operations and a $7.9 million favorable change in income taxes, including the impact of the lower goodwill impairment charge compared to the prior year. These favorable items were partially offset by the absence of the $5.5 million non-recurring gain recognized in the prior year from the lease guarantee liability termination and a $3.6 million year-over-year increase in interest rate swap fair value expense. Following the 2025 impairment, the Company has no remaining goodwill.
Adjusted EBITDA increased 6.9% to $45.0 million compared to $42.0 million in the prior year, which was due to various items noted in the Adjusted EBITDA table included in “Appendix A - Non-GAAP Financial Measures” of this earnings release.

Fourth Quarter 2025 Results

Net revenue was $308.0 million for the fourth quarter of 2025 compared to $305.3 million in the prior year period, an increase of $2.7 million, or 0.9%. The increase was primarily attributable to volume growth and pricing improvement in Seafood and volume growth in Commodity, partially offset by volume decrease within other categories.

Gross profit was $51.1 million, a slight decrease compared to $52.2 million in the prior year period. The gross profit decrease was primarily attributable to increased costs partially offset by increased net revenue. Gross profit margin decreased to 16.6% compared to 17.1% in the prior year period.
Distribution, selling and administrative expenses increased by $3.6 million, or 7.5%, compared to the prior year period, primarily due to an increase in insurance, occupancy, and depreciation expense, and non-recurring transformation expenses. Distribution, selling and administrative expenses as a percentage of net revenue increased to 16.8% compared to 15.7% in the prior year period.
Net loss improved to $37.4 million compared to a net loss of $43.9 million in the prior-year period. The improvement was primarily driven by a $6.6 million favorable change in income taxes, a $2.8 million improvement in loss from operations, and a lower goodwill impairment charge compared to the prior-year period. These favorable items were partially offset by a $3.6 million increase in distribution, selling and administrative expenses and by a $2.6 million unfavorable year-over-year change in the fair value of the Company’s interest rate swap contracts. Following the 2025 impairment, the Company has no remaining goodwill.
Adjusted EBITDA decreased 33.7% to $9.6 million compared to $14.5 million in the prior year period, which was due to various items noted in the Adjusted EBITDA table included in “Appendix A - Non-GAAP Financial Measures” of this earnings release.

Cash Flow and Liquidity
Cash provided by operating activities was $25.5 million for the year ended December 31, 2025, compared to cash provided by operating activities of $22.6 million in the prior year period. Net cash provided by operating activities increased by $2.8 million primarily due to an increase in non-cash expense add-backs offset by the timing of working capital outlays mainly for inventory purchases to counter potential tariff increases. As of December 31, 2025, the Company had cash of $8.6 million, checks issued not presented for payment of $1.7 million and access to approximately $61.2 million in additional funds through the $125.0 million line of credit, subject to a borrowing base calculation. The Company has funded working capital and other capital requirements primarily by cash flow from operations and bank loans. Cash is required to pay purchase costs for inventory, salaries, fuel and trucking expenses, selling expenses, rental expenses, income taxes, other operating expenses and to service debts.
Earnings Call and Webcast
HF Foods’ management team will host a live conference call to discuss its financial results today at 1:30 p.m. PT (4:30 p.m. ET). The link to the webcast will be available on the “Events” section of the Company’s Investor Relations website at https://investors.hffoodsgroup.com. Those interested in participating in the live call can dial 1-877-407-0752 or 1-201-389-0912. The webcast will be archived and available for replay.
About HF Foods Group Inc.
HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US and Asia. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.
Contact:
ICR
Anna Kate Heller
hffoodsgroup@icrinc.com
Forward-Looking Statements
All statements in this news release other than statements of historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks relating to our ability to consummate our operational transformation plan as anticipated, risks relating to the impact of our operational plan on our sales and efficiencies, risks relating to the impact of demographic trends on demand for the products we distribute, risks related to potential increases in tariff-related costs, statements of assumption underlying any of the foregoing, and other factors including those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

HF FOODS GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash	$8,641	$14,467
Accounts receivable, net	66,237	54,346
Inventories	106,629	97,783
Prepaid expenses and other current assets	9,725	11,507
Assets held for sale	2,768	—
TOTAL CURRENT ASSETS	194,000	178,103
Property and equipment, net	163,397	149,572
Operating lease right-of-use assets	26,049	13,944
Long-term investments	2,144	2,350
Customer relationships, net	126,048	136,615
Trademarks, trade names and other intangibles, net	25,440	24,911
Goodwill	—	38,815
Other long-term assets	4,451	5,681
TOTAL ASSETS	$541,529	$549,991
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Checks issued not presented for payment	$1,674	$5,687
Line of credit	55,799	57,483
Accounts payable	74,859	50,644
Current portion of long-term debt, net	6,683	5,410
Current portion of obligations under finance leases	6,425	3,797
Current portion of obligations under operating leases	4,334	4,177
Accrued expenses and other liabilities	14,994	18,001
TOTAL CURRENT LIABILITIES	164,768	145,199
Long-term debt, net of current portion	99,436	103,324
Obligations under finance leases, non-current	25,279	19,929
Obligations under operating leases, non-current	22,990	10,125
Deferred tax liabilities	23,808	29,392
Other long-term liabilities	1,662	728
TOTAL LIABILITIES	337,943	308,697
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(7,750)	(7,750)
Additional paid-in capital	605,838	604,235
Accumulated deficit	(396,042)	(357,199)
TOTAL SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO HF FOODS GROUP INC.	202,051	239,291
Noncontrolling interests	1,535	2,003
TOTAL SHAREHOLDERS’ EQUITY	203,586	241,294
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$541,529	$549,991

HF FOODS GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net revenue	$308,023	$305,282	$1,228,282	$1,201,667
Cost of revenue	256,947	253,127	1,020,706	996,473
Gross profit	51,076	52,155	207,576	205,194

Distribution, selling and administrative expenses	51,655	48,038	201,762	198,026
Goodwill impairment charges	38,815	46,303	38,815	46,303
Loss from operations	(39,394)	(42,186)	(33,001)	(39,135)

Other expenses (income):
Interest expense	3,100	2,828	11,467	11,425
Other (income) expense, net	(232)	(222)	(1,057)	2,818
Change in fair value of interest rate swap contracts	(46)	(2,652)	1,870	(1,693)
Lease guarantee income	—	—	—	(5,548)
Total other expenses (income), net	2,822	(46)	12,280	7,002
Loss before income taxes	(42,216)	(42,140)	(45,281)	(46,137)

Income tax expense (benefit)	(4,799)	1,801	(5,970)	1,965
Net Loss	(37,417)	(43,941)	(39,311)	(48,102)
Less: net (loss) income attributable to noncontrolling interests	(119)	(47)	(468)	409
Net loss attributable to HF Foods Group Inc.	$(37,298)	$(43,894)	$(38,843)	$(48,511)

Loss per common share - basic	$(0.70)	$(0.83)	$(0.73)	$(0.92)
Loss per common share - diluted	$(0.70)	$(0.83)	$(0.73)	$(0.92)

Weighted average shares - basic	53,043,832	52,737,645	52,946,655	52,552,490
Weighted average shares - diluted	53,043,832	52,737,645	52,946,655	52,552,490

HF FOODS GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(39,311)	$(48,102)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	28,382	26,677
Goodwill impairment charges	38,815	46,303
Gain from disposal of property and equipment	(115)	(12)
Credit for expected credit losses	(357)	(103)
Deferred tax (benefit) expense	(5,584)	364
Change in fair value of interest rate swap contracts	1,870	(1,693)
Stock-based compensation	1,759	2,088
Non-cash lease expense	5,124	3,992
Lease guarantee income	—	(5,548)
Other non-cash (income) expense	(280)	1,169
Changes in operating assets and liabilities:
Accounts receivable	(11,227)	(6,421)
Accounts receivable - related parties	(307)	10
Inventories	(8,846)	7,835
Prepaid expenses and other current assets	1,782	(1,362)
Other long-term assets	967	942
Checks issued not presented for payment	(4,013)	1,193
Accounts payable	23,703	(1,025)
Accounts payable - related parties	332	(345)
Operating lease liabilities	(4,207)	(4,040)
Accrued expenses and other liabilities	(3,007)	714
Net cash provided by operating activities	25,480	22,636
Cash flows from investing activities:
Purchase of property and equipment	(18,918)	(12,547)
Purchase of intangible assets	(1,661)	—
Proceeds from sale of property and equipment	206	48
Contribution to equity method investee	—	(49)
Net cash used in investing activities	(20,373)	(12,548)
Cash flows from financing activities:
Payments for tax withholding related to vested stock awards	(156)	(175)
Proceeds from line of credit	1,446,483	1,476,106
Repayment of line of credit	(1,448,100)	(1,477,240)
Proceeds from issuance of debt	4,200	—
Repayment of long-term debt	(6,856)	(5,470)
Payment of debt financing costs	(213)	—
Repayment of obligations under finance leases	(6,291)	(3,574)
Cash distribution to shareholders	—	(500)
Net cash used in financing activities	(10,933)	(10,853)
Net decrease in cash	(5,826)	(765)
Cash at beginning of the period	14,467	15,232
Cash at end of the period	$8,641	$14,467

Appendix A
Non-GAAP Financial Measures
Three and Year Ended December 31, 2025 and 2024
(Unaudited)
Discussion of our financial results includes certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS (“earnings per share”), that we believe provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial performance with other companies in the same industry, many of which present similar non-GAAP financial measures to investors. The definitions of EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS may not be the same as similarly titled measures used by other companies in the industry. EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS are not defined under GAAP and are subject to important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP.
We use non-GAAP financial measures to supplement our GAAP financial results. Management uses EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization to measure operating performance. In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses. We believe that Adjusted EBITDA is less susceptible to variances in actual performance resulting from non-recurring expenses, and other non-cash charges, provides useful information for our investors and is more reflective of other factors that affect our operating performance.
We believe non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS are useful measures of operating performance because these measures exclude certain items not reflective of our core operating performance. Non-GAAP net income (loss) attributable to HF Foods Group Inc. is defined as net income (loss) attributable to HF Foods Group Inc. adjusted for amortization of intangibles, change in fair value of interest rate swaps, stock based compensation, transaction related costs, transformational project costs and certain unusual, non-cash, or non-recurring expenses. We believe that non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS facilitates period-over-period comparisons and provides additional clarity for investors to better evaluate our operating results. We present EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere in its reports filed with the SEC, including its most recent Annual Report on Form 10-K, and such information is not meant to replace or supersede U.S. GAAP measures. Reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2025	2024	Change
Net loss	$(37,417)	$(43,941)	$6,524
Interest expense, net	3,100	2,828	272
Income tax benefit	(4,799)	1,801	(6,600)
Depreciation and amortization	7,113	6,745	368
EBITDA	(32,003)	(32,567)	564
Change in fair value of interest rate swap contracts	(46)	(2,652)	2,606
Stock-based compensation expense	141	127	14
Goodwill impairment charges	38,815	46,303	(7,488)
Business transformation costs(1)	1,179	43	1,136
Other non-routine expense(2)	929	290	639
Executive transition and organizational redesign(3)	574	2,929	(2,355)
Adjusted EBITDA	$9,589	$14,473	$(4,884)

	Twelve Months Ended December 31,
	2025	2024	Change
Net loss	$(39,311)	$(48,102)	$8,791
Interest expense, net	11,431	11,425	6
Income tax (benefit) expense	(5,970)	1,965	(7,935)
Depreciation and amortization	28,382	26,677	1,705
EBITDA	(5,468)	(8,035)	2,567
Lease guarantee income	—	(5,548)	5,548
Change in fair value of interest rate swap contracts	1,870	(1,693)	3,563
Stock-based compensation expense	1,759	2,088	(329)
Goodwill impairment charges	38,815	46,303	(7,488)
Business transformation costs(1)	3,637	1,223	2,414
SEC settlement	—	3,900	(3,900)
Other non-routine expense(2)	1,378	874	504
Executive transition and organizational redesign(3)	2,964	2,929	35
Adjusted EBITDA	$44,955	$42,041	$2,914

________________
(1)    Represents costs associated with the launch and continued implementation of strategic projects including supply chain management. improvements and technology infrastructure initiatives.
(2)    Includes legal and consulting costs related to various corporate projects and other strategic initiatives.
(3)    Includes severance and related expenses for the Company’s transition of executive officers and organizational redesign.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO HF FOODS GROUP INC.
TO NON-GAAP NET INCOME AND NON-GAAP EPS ATTRIBUTABLE TO HF FOODS GROUP INC.
(In thousands, except per share amounts)
(Unaudited)

The following tables present our non-GAAP net income (loss) and non-GAAP EPS for the three and year ended December 31, 2025 and 2024 respectively, as well as reconciliations of each measure to their nearest GAAP equivalents:

	Three Months Ended December 31,
	2025	2024	Change
Net loss attributable to HF Foods Group Inc.	$(37,298)	$(43,894)	$6,596
Amortization of intangibles and deferred financing costs	4,001	4,070	(69)
Change in fair value of interest rate swaps	(46)	(2,652)	2,606
Stock-based compensation expense	141	127	14
Goodwill impairment charges	38,815	46,303	(7,488)
Business transformation costs (1)	1,179	43	1,136
Other non-routine expense (2)	929	290	639
Executive transition and organizational redesign (3)	574	2,929	(2,355)
Aggregate adjustment for income taxes (4)	(5,612)	(1,154)	(4,458)
Non-GAAP net income attributable to HF Foods Group Inc.	$2,683	$6,062	$(3,379)
GAAP diluted loss per common share attributable to HF Foods	$(0.70)	$(0.83)	$0.13
EPS difference (5)	0.75	0.94	(0.19)
Non-GAAP diluted earnings per common share attributable to HF Foods (5)	$0.05	$0.11	$(0.06)
Non-GAAP diluted weighted average number of shares (in thousands) (5)	53,510	52,997

	Twelve Months Ended December 31,
	2025	2024	Change
Net loss attributable to HF Foods Group Inc.	$(38,843)	$(48,511)	$9,668
Amortization of intangibles and deferred financing costs	15,892	16,280	(388)
Lease guarantee income	—	(5,548)	5,548
Change in fair value of interest rate swaps	1,870	(1,693)	3,563
Stock-based compensation expense	1,759	2,088	(329)
Goodwill impairment charges	38,815	46,303	(7,488)
Business transformation costs (1)	3,637	1,223	2,414
SEC settlement	—	3,900	(3,900)
Other non-routine expense (2)	1,378	874	504
Executive transition and organizational redesign (3)	2,964	2,929	35
Aggregate adjustment for income taxes (4)	(10,585)	(3,877)	(6,708)
Non-GAAP net income attributable to HF Foods Group Inc.	$16,887	$13,968	$2,919
GAAP diluted loss per common share attributable to HF Foods	$(0.73)	$(0.92)	$0.19
EPS difference (5)	1.05	1.18	(0.13)
Non-GAAP diluted earnings per common share attributable to HF Foods (5)	$0.32	$0.26	$0.06
Non-GAAP diluted weighted average number of shares (in thousands) (5)	53,459	52,790
________________
(1)     Represents costs associated with the launch and continued implementation of strategic projects including supply chain management improvements and technology infrastructure initiatives.
(2)    Includes legal and consulting costs related to various corporate projects and other strategic initiatives.
(3)    Includes severance and related expenses for the Company’s transition of executive officers and organizational redesign.

(4)    Represents the income tax impact of non-GAAP adjustments, calculated using a normalized annual effective tax rate of 24% applied to adjusted pre-tax earnings for the fourth quarters of 2025 and 2024, excluding permanent items related to goodwill impairment and SEC settlement charges.
(5)    EPS difference and diluted non-GAAP earnings per share are calculated by dividing our non-GAAP net income attributable to HF Foods by our non-GAAP diluted weighted average number of shares.